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                                                                    EXHIBIT (21)


                          ROWE FURNITURE CORPORATION
                         AND WHOLLY-OWNED SUBSIDIARIES


                             LIST OF SUBSIDIARIES
                             --------------------


The Company has seven wholly-owned subsidiaries:

(1)      Rowe Industries, Inc., a Virginia Corporation
(2)      Rowe Properties, Inc., a California Corporation
(3)      Rowe ShowPlace, Inc., a Virginia Corporation
(4)      Rowe Worldwide, Inc., a US Virgin Islands Corporation
(5)      The Wexford Collection, Inc., a California Corporation
(6)      Rowe Diversified, Inc., a Delaware Corporation
(7)      The Mitchell Gold Co., a North Carolina Corporation